U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported December 28, 2020

Commission file number: 333-206839

HEALTH-RIGHT DISCOVERIES, INC.

 (Exact name of registrant as specified in its charter)

Florida	45-3588650
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

18851 NE 29th Avenue, Suite 700, Aventura, Florida 33180

(Address of Principal Executive Offices)

(305) 705-3247

(Registrant’s telephone number, including area code)

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Unless the context otherwise requires, all references in this Current Report on Form 8-K to “HRD,” “Health-Right,” “the Company,” “we,” “our” and “us” refers to Health-Right Discoveries, Inc. and its subsidiaries.

Item 8.01	Other Information.

In September 2017, HRD purchased Common Compounds, Inc., n/k/a CCI Billing, Inc. d/b/a Complete Claim Management (“CCI”) and EZPharmaRx, LLC n/k/a Script Connection, LLC (“SCLLC”) from Hunter Burroughs (the “Seller”). In August 2018, the Seller filed a lawsuit against the Company in the Circuit Court in and for Miami-Dade County, Florida. In the complaint, the Seller alleged breach of contract and fraud, claiming that the Company failed to pay him approximately $381,000 in excess working capital as of the closing of the acquisition and failed to reimburse him for certain credit card expenses. The Company believed that the Seller’s claims were without merit because, among other things, his calculation of working capital did not follow the methodology provided for in the Securities Purchase Agreement for the transaction. In fact, there was a working capital shortfall at closing of approximately $725,000 (for which we demanded payment in June 2018). We answered the complaint, denying the Seller’s claims and filed a counterclaim against the Seller for the sums due the Company for the working capital shortfall and for damages arising from Seller’s breach of contract, breach of the covenant of good faith and fair dealing, fraud in the inducement, indemnification, and violation of his non-competition and non-solicitation agreement with the Company.

During the discovery process, the Seller produced documents in response to the Company’s requests for production, responded to interrogatories, and sat for two depositions. The Company discovered that the Seller perpetrated a fraud upon the court and the Company by, among other things, doctoring several critical emails, providing false responses to sworn interrogatories, and giving false deposition testimony. At the Seller’s second deposition, Health-Right’s counsel confronted the Seller about the discovery violations. In response, the Seller invoked his Fifth Amendment privilege against self-incrimination, and the Seller’s counsel subsequently withdrew from representing the Seller. The Company promptly filed a motion to strike the Seller’s pleadings and for the entry of a default judgment against the Seller for his fraud upon the court.

On December 28, 2020, the court granted HRD’s motion. The court found that the Seller had intentionally perpetrated a fraud upon the court and the Company by doctoring evidence, withholding evidence, destroying evidence, providing false interrogatory responses, and providing false deposition testimony. The court further found the Seller’s fraud was pervasive and permeated the entire case. As a result, the court struck the Seller’s pleadings in their entirety. Specifically, the court struck the Seller’s complaint and held that he would take nothing on his claims against the Company. The court also struck the Seller’s pleadings directed at the Company’s counterclaim and entered a final default judgment on liability against the Seller. The parties are currently in the process of setting a trial on damages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH-RIGHT DISCOVERIES, INC.

Dated: January 26, 2021	By:	/s/ David Hopkins
David Hopkins, Chief Executive Officer and President
(Principal Executive, Financial and Accounting Officer)